Exhibit 10.9

[EMPLOYEE FORM]

VENTAS, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into as of the         day of                 , by and between VENTAS, INC., a Delaware corporation (“Company”), and                 , an employee of the Company (“Employee”).

RECITALS:

A. Company has adopted the 2000 Incentive Compensation Plan (“Plan”) to promote the interests of Company, its subsidiaries (hereinafter the term “Company” includes, where appropriate, all of Company’s subsidiaries, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (“Code”)) and its stockholders by encouraging selected employees of Company, such as Employee, to invest in Company’s shares of Common Stock, having a par value of $.25 per share (“Common Stock”).

B. Company believes that such investment should increase the personal interest and special efforts of Employee in providing for the continued success and progress of Company and should enhance the efforts of Company to attract and retain competent key employees.

AGREEMENT:

NOW, THEREFORE, the parties agree as follows:

1. Issuance of Common Stock. The Company shall cause to be issued to Employee                          (            ) shares of Common Stock (the “Shares”). The certificates representing the Shares, together with a stock power duly endorsed in blank by Employee, shall be deposited with the Company to be held by it until the restrictions imposed upon the Shares by this Agreement have expired.

2. Vesting of Shares. If Employee has not forfeited any of the Shares, the restriction on the Transfer (as defined herein) of the Shares shall expire with respect to one-third of the Shares on             , and shall expire with respect to an additional one-third of the Shares on             , and shall expire with respect to the balance of the Shares on             . Upon expiration of the restriction against Transfer of any of the Shares pursuant to this Section 2, the Shares shall vest. Notwithstanding the foregoing, in the event of (A) a Change in Control or (B) the death or Disability of Employee, the Shares shall automatically vest and all restrictions on the Shares shall lapse.

3. Forfeiture of Shares. If Employee ceases to be an Employee for any reason other than death or Disability, all of the Shares which have not vested in accordance with Section 2 of this Agreement shall be forfeited and reconveyed to the Company by Employee without additional consideration and Employee shall have no further rights with respect thereto.

[EMPLOYEE FORM]

4. Restriction on Transfer of Shares. Employee shall not Transfer any of the Shares owned by Employee until such restriction on the Transfer of the Shares is removed pursuant to this Agreement. For the purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfers by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

5. Rights as Stockholder. Unless the Shares are forfeited, Employee shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and to receive all dividends and other distributions paid on such Shares. If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.

6. Restrictive Legend. Each certificate representing the Shares may bear the following legend:

The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Ventas, Inc. 2000 Incentive Compensation Plan, and in the related Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Ventas, Inc.

When the Shares have become vested, Employee shall have the right to have the preceding legend removed from the certificate representing such vested Shares.

7. Agreement Does Not Grant Employment Rights. The granting of Shares shall not be construed as granting to Employee any right to employment by the Company. The right of the Company to terminate Employee’s employment at any time, whether by dismissal, discharge, retirement or otherwise, is specifically reserved.

8. Miscellaneous.

a. Incorporation of Plan. This Agreement is and shall be, in all respects, subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving prior to the execution hereof and the terms of which are incorporated by reference.

b. Captions. The captions and section headings used herein are for convenience only, shall not be deemed a part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

c. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

[EMPLOYEE FORM]

d. Section 83(b) Election Under the Code. If Employee timely elects, under Section 83(b) of the Code, to include the fair market value of the Shares on the date hereof in such Employee’s gross income for the current taxable year, Employee agrees to give prompt written notice of such election to the Company. Employee hereby acknowledges that the Company will be obligated to withhold income taxes for the income includable in Employee’s income and hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law.

e. Defined Terms. All capitalized terms not defined herein shall have the same meanings as set forth in the Plan unless a different meaning is plainly required by the context.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

VENTAS, INC.

By:
Title:

NAME

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